Exhibit 99.1

PART II, Item 1 - "Legal Proceedings" of a Quarterly Report on Form 10-Q for the quarter ended June 30, 1999 filed by NL Industries, Inc. (File No. 1-640).

       Reference is made to the 1998 Annual Report and the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1999 for descriptions of certain previously-reported legal proceedings.

       ~The~City~of~New~York,~et~al.~v.~Lead~Industries~Association,~et~al.~In
July 1999 the court heard oral argument on plaintiffs' and defendants' motions for partial summary judgment in this previously reported case.

       ~Sweet,~et~al.~v.~Sheahan,~et~al.~In July 1999 the defendants filed a motion to dismiss this previously reported case for lack of jurisdiction.

       ~Cherokee~County,~Kansas~Site.~The Company and other PRPs have entered into a consent decree agreeing to perform the remedy previously selected in the Record of Decision at the Baxter Springs subsite and agreeing that the Company is not responsible for performing the remedy at the Treece subsite.

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